1 Contacts: Ligand Pharmaceuticals Incorporated LHA Todd Pettingill Bruce Voss investors@ligand.com bvoss@lhai.com (858) 550-7500 (310) 691-7100 @Ligand_LGND Ligand Appoints Dr. Nancy Gray to its Board of Directors SAN DIEGO (August 21, 2017) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (“Ligand” or “the Company”) announces the appointment of Nancy Ryan Gray, Ph.D. to the Company's Board of Directors, effective today. Dr. Gray currently serves as President and Chief Executive Officer of Gordon Research Conferences, a not-for-profit organization that arranges conferences in the biological, chemical, and physical sciences worldwide. Dr. Gray's appointment increases the number of Ligand directors to eight. “Nancy is a dynamic and extremely well-connected executive who will bolster Ligand’s relationships with the scientific community and provide a valuable perspective as we advance our Shots-on-Goal business model,” said John Kozarich, Chairman of Ligand. “We welcome her to the Ligand board of directors.” Prior to joining Gordon Research Conferences in 2003, for nine years Dr. Gray was with the American Chemical Society (ACS) in Washington, D.C., the world’s largest scientific society, most recently as Director of Membership. She also was the liaison to the Board Committee on Grants and Awards and the Council Committee on Nominations and Elections, and was responsible for the ACS national election process. Prior to joining the ACS, Nancy spent nine years as a Senior Research Scientist at Exxon/Mobil Research and Engineering (formerly Exxon Production Research) in Houston. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. Dr. Gray received a B.S. in chemistry from the University of Notre Dame and a Ph.D. in Fuel Chemistry from The Pennsylvania State University. She was a Research Fellow at the Foundation on Matter Institute for Atomic and Molecular Physics in Amsterdam, and completed the Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. About Ligand Pharmaceuticals Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management

2 and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono-and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly. Follow Ligand on Twitter @Ligand_LGND. # # #